Exhibit 99.1

TransMedics Reports Third Quarter 2024 Financial Results

Andover, Mass. – October 28, 2024 – TransMedics Group, Inc. (“TransMedics”) (Nasdaq: TMDX), a medical technology company that is transforming organ transplant therapy for patients with end-stage lung, heart, and liver failure, today reported financial results for the quarter ended September 30, 2024.

Recent Highlights

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Total revenue of $108.8 million in the third quarter of 2024, a 64% increase compared to the third quarter of 2023
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Generated net income of $4.2 million or $0.12 per diluted share in the third quarter of 2024
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Owned 18 total aircraft as of September 30, 2024

“We are proud of our performance year to date and look forward to ending 2024 on a strong note,” said Waleed Hassanein, MD, President and Chief Executive Officer. “We continued to make meaningful progress across each of our growth initiatives through the third quarter and maintain our conviction in our growth runway for 2025 and beyond. Overall, we remain well on track to reach our stated target of achieving 10,000 OCS transplant cases per year in the U.S. by 2028.”

Third Quarter 2024 Financial Results

Total revenue for the third quarter of 2024 was $108.8 million, a 64% increase compared to $66.4 million in the third quarter of 2023. The increase was driven primarily by the increase in utilization of the Organ Care System (“OCSTM”) across all three organs through the National OCS Program (“NOPTM”) as well as additional revenue generated by TransMedics logistics services.

Gross margin for the third quarter of 2024 was 56%, compared to 61% in the third quarter of 2023. The change from prior year is a result of a higher proportion of service revenue compared to product revenue, which carries a higher margin, in 2024. In addition, we made investments in our NOP network to prepare for future growth.

Operating expenses for the third quarter of 2024 were $56.9 million, compared to $69.0 million in the third quarter of 2023. The third quarter of 2023 included $27.2 million of non-recurring in-process research and development. Increases in operating expense were driven primarily by increased research and development investment as well as investment throughout the organization to support the growth of the company. Third quarter operating expenses in 2024 included $7.6 million of stock compensation expense compared to $5.1 million of stock compensation expense in the third quarter of 2023.

Net income for the third quarter of 2024 was $4.2 million, or 3.9% of revenue, compared to a net loss of $25.4 million in the third quarter of 2023.

Cash was $330.1 million as of September 30, 2024 compared to $362.8 million as of June 30, 2024.

2024 Financial Outlook

TransMedics continues to expect revenue for the full year 2024 to be in the range of $425 million to $445 million, which represents 76% to 84% growth compared to the company's prior year revenue.

Webcast and Conference Call Details

The TransMedics management team will host a conference call beginning at 4:30 p.m. ET / 1:30 p.m. PT on October 28, 2024. A live and archived webcast of the event will be available on the “Investors” section of the TransMedics website at www.transmedics.com.

About TransMedics Group, Inc.

TransMedics is the world’s leader in portable extracorporeal warm perfusion and assessment of donor organs for transplantation. Headquartered in Andover, Massachusetts, the company was founded to address the unmet need for more and better organs for transplantation and has developed technologies to preserve organ quality, assess organ viability prior to transplant, and potentially increase the utilization of donor organs for the treatment of end-stage heart, lung, and liver failure.

Forward-Looking Statements

This press release contains forward-looking statements with respect to, among other things, our full-year guidance, our growth initiatives and runway, and statements about our operations, financial position, and business plans and our target of achieving 10,000 OCS transplant cases per year in the U.S. by 2028. For this purpose, all statements other than statements of historical facts are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “could,” “target,” “predict,” “seek” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties. Our management cannot predict all risks, nor can we assess the impact of all factors or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in or implied by any forward-looking statements we may make. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated in or implied by the forward-looking statements. Some of the key factors that could cause actual results to differ include: our ability to maintain profitability on a sustained basis; our ability to attract, train and retain key personnel; our existing and any future indebtedness, including our ability to comply with affirmative and negative covenants under our credit agreement to which we will remain subject until maturity; the fluctuation of our financial results from quarter to quarter; our need to raise additional funding and our ability to obtain it on favorable terms, or at all; our ability to use net operating losses and research and development credit carryforwards; our dependence on the success of the Organ Care System or OCS; our ability to expand access to the OCS through our National OCS Program or NOP; our ability to scale our manufacturing and sterilization capabilities to meet increasing demand for our products; the rate and degree of market acceptance of the OCS; our ability to educate patients, surgeons, transplant centers and private and public payors on the benefits offered by the OCS; our ability to improve the OCS platform and develop the next generation of the OCS products; our dependence on a limited number of customers for a significant portion of our revenue; our ability to maintain regulatory approvals or clearances for our OCS products in the United States, the European Union, and other select jurisdictions worldwide; our ability to adequately respond to the Food and Drug Administration or FDA, or other competent authorities, follow-up inquiries in a timely manner; the performance of our third-party suppliers and manufacturers; our use of third parties to transport donor organs and medical personnel for our NOP and our ability to maintain and grow our logistics capabilities to support our NOP and reduce dependence on third party transportation, including by means of attracting, training and retaining pilots, and the acquisition, maintenance or replacement of fixed-wing aircraft for our aviation transportation services or other acquisitions, joint ventures or strategic investments; our ability to maintain Federal Aviation Administration or FAA or other regulatory licenses or approvals for our aircraft transportation services; price increases of the components of our products and maintenance, parts and fuel for our aircraft; the timing or results of post-approval studies and any clinical trials for the OCS; our manufacturing, sales, marketing and clinical support capabilities and strategy; attacks against our information technology infrastructure; the economic, political and other risks associated with our foreign operations; our ability to protect, defend, maintain and enforce our intellectual property rights relating to the OCS and avoid allegations that our products infringe, misappropriate or otherwise violate the intellectual property rights of third parties; the pricing of the OCS, as well as the reimbursement coverage for the OCS in the United States and internationally; regulatory developments in the United States, European Union and other jurisdictions; the extent and success of competing products or procedures that are or may become available; our ability to service our 1.50% convertible senior notes, due 2028; the impact of any product recalls or improper use of our products; our estimates regarding revenues, expenses and needs for additional financing; and other factors that may be described in our filings with the Securities and Exchange Commission (the “SEC”). Additional information will be made available in our annual and quarterly reports and other filings that we make with the SEC. The forward-looking statements in this press release speak only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and we are not able to predict all of them. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable law.

Investor Contact:

Brian Johnston

Laine Morgan

Gilmartin Group

332-895-3222

Investors@transmedics.com

TransMedics Group, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue:
Net product revenue	$65,861	$47,740	$198,918	$124,195
Service revenue	42,900	18,690	120,998	36,254
Total revenue	108,761	66,430	319,916	160,449
Cost of revenue:
Cost of net product revenue	13,246	11,086	41,800	26,950
Cost of service revenue	34,670	14,682	88,048	27,330
Total cost of revenue	47,916	25,768	129,848	54,280
Gross profit	60,845	40,662	190,068	106,169

Gross margin	56%	61%	59%	66%

Operating expenses:
Research, development and clinical trials	14,266	11,132	39,504	25,294
Acquired in-process research and development expenses	—	27,212	—	27,212
Selling, general and administrative	42,656	30,653	121,712	84,993
Total operating expenses	56,922	68,997	161,216	137,499
Income (loss) from operations	3,923	(28,335)	28,852	(31,330)
Other income (expense):
Interest expense	(3,617)	(3,590)	(10,838)	(7,186)
Interest income and other income (expense)	3,939	4,996	10,777	7,982
Total other income (expense), net	322	1,406	(61)	796
Income (loss) before income taxes	4,245	(26,929)	28,791	(30,534)
(Provision) benefit for income taxes	(29)	1,507	(184)	1,475
Net income (loss)	$4,216	$(25,422)	$28,607	$(29,059)
Net income (loss) per share:
Basic	$0.13	$(0.78)	$0.86	$(0.89)
Diluted	$0.12	$(0.78)	$0.81	$(0.89)
Weighted average common shares outstanding:
Basic	33,441,394	32,614,059	33,108,253	32,474,522
Diluted	35,683,952	32,614,059	35,218,756	32,474,522

TransMedics Group, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30, 2024	December 31, 2023
Assets
Current assets:
Cash	$330,094	$394,812
Accounts receivable	90,128	63,576
Inventory	52,152	44,235
Prepaid expenses and other current assets	20,101	8,031
Total current assets	492,475	510,654
Property, plant and equipment, net	271,739	173,941
Operating lease right-of-use assets	6,943	6,546
Restricted cash	500	500
Goodwill	11,549	11,990
Acquired intangible assets, net	2,202	2,354
Other non-current assets	163	62
Total assets	$785,571	$706,047
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$13,134	$12,717
Accrued expenses and other current liabilities	42,187	38,221
Deferred revenue	2,184	1,961
Operating lease liabilities	2,543	2,035
Total current liabilities	60,048	54,934
Convertible senior notes, net	449,237	447,140
Long-term debt, net	59,294	59,064
Operating lease liabilities, net of current portion	7,072	7,707
Total liabilities	575,651	568,845
Total stockholders’ equity	209,920	137,202
Total liabilities and stockholders’ equity	$785,571	$706,047